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                                                                    EXHIBIT 23.2




The Board of Directors
The TJX Companies, Inc.

We consent to the reference to our firm under the heading "Experts" in the amendment to the Registration Statement on Form S-3 of the TJX Companies, Inc. and to the incorporation by reference of our report dated December 1, 1995, with respect to the consolidated balance sheets of Marshalls of Roseville, Minn., Inc. as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the Form 8-K of the TJX Companies, Inc. dated November 17, 1995.

                                                       /s/ KPMG Peat Marwick LLP

Boston, MA
June 14, 1996

3125699.12